Exhibit 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

05-13-09/10:00 am CT

Confirmation # 6422056

HELEN OF TROY, LTD.

Moderator: Robert Spear

May 13, 2009

10:00 am CT

Operator:  Good morning everyone and welcome to the Helen of Troy Fourth Quarter and Yearend Conference Call for Fiscal 2009.

Just a quick reminder, this conference is being recorded.  Also, I would like to inform you that all participants are in a listen-only mode.  At the request of the Company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

At this time, I’d now like to turn the conference over to Mr. Robert Spear.  Please go ahead, sir.

Robert Spear:  Thank you.  Good morning everyone and welcome to Helen of Troy’s fourth quarter and yearend financial results conference call for fiscal 2009.

The agenda for this morning’s conference call is as follows.  We’ll have a brief forward-looking statement review, followed by Mr. Rubin who will discuss our fourth quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer.  And finally, we’ll open it up for questions and answers for those of you with any further questions.

Safe Harbor.  This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance.  A number of risks and uncertainties could cause actual results to differ materially from historical or anticipated results.  Generally the words “anticipates, believes, expects” and other similar words identify forward-looking statements.  Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information.  These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies.  The Company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release — contains tables — has been posted on the Web site, at www.hotus.com.  The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures.  The release can be accessed by selecting the Investor Relations tab on our homepage and then the News tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Thank you, Bob and good morning, everyone.  Helen of Troy Limited today reported sales and earnings for the fourth quarter of fiscal year ended February 28, 2009.  Fourth quarter sales decreased

3.8% to $138,580,000 from $144,106,000 in the same period of the prior year and include the negative impact from foreign currency exchange of $5 million or 3.5% of sales.

Fourth quarter sales in the Housewares segment increased 1.4% or $44,594,000 compared to $44 million for the same period last year, reflecting continued strength in the OXO brands.  Sales in the Personal Care segment decreased 6.1% to $94 million in the fourth quarter compared to $100 million for the same period last year, reflecting the continued difficult retail environment.

On a non-GAAP basis, fourth quarter earnings, excluding significant items, were $11 million or 36 cents per fully diluted share compared to $9.8 million or 31 cents per fully diluted shares for the same quarter of the prior year, an increase of 16.1% per fully diluted share.

Fourth quarter earnings before interest, taxes, depreciation and amortization, impairment charges, share-based compensation, charges to allowance for doubtful accounts, gain on the sale of land, gain on litigation settlement and the gain on casualty insurance settlement increased 6.9% to $18,669,000 versus $17,467,000 from the prior year fourth quarter.

Net loss for the fourth quarter, including significant items, was $88 million or $2.93 per fully diluted share compared to net earnings of $10,297,000 or 33 cents per fully diluted share in the prior year fourth quarter.  The net loss for the quarter includes a $99,514,000 pretax impairment charge to goodwill and intangibles.  These impairment charges for the fourth quarter are non-cash and do not have any effect on our ongoing business, liquidity or cash flow.

Fiscal year net sales decreased 4.6% to $622,745,000 from $652,548,000 in the prior fiscal year and include the negative impact from foreign currency exchange of $8,781,000 or 1.4% of sales.

Net sales for the Housewares segment for the full year increased 6.9% to $175,501,000 compared to $164,134,000 for the same period last year.  Net sales for the Personal Care segment for the full year decreased to 8.4% to $447,244,000 compared to $488,414,000 for the same period last year.

On a non-GAAP basis, earnings for the full year, excluding significant items, were $49,293,000 or $1.59 per fully diluted share compared to $55,709,000 or $1.75 per fully diluted share for the prior year.

Full year earnings before interest, taxes, depreciation and amortization, impairment charges, share-based compensation, charges to allowance for doubtful accounts, the gain on sale of land, the gain on litigation settlement and gain on casualty insurance settlements decreased 6.5% to $83,623,000 versus $89,455,000 for the prior year.

During the fiscal year ended February 28, 2009, the Company recorded non-cash pretax impairment charge to goodwill and intangibles of $107,274,000.  The net loss for the year including significant items was $56,793,000 or $1.88 per fully diluted share compared to net earnings of $61,509,000 or $1.93 per fully diluted share in the prior fiscal year.  Again, these impairment charges for the fiscal year are non-cash and do not have any effect on our business, liquidity or cash flow.

We are very pleased with our fourth quarter results considering the challenging retail environment.  We are pleased with the progress we continue to make in achieving the strategic business objectives initiated during the past year.  We were able to end the fiscal year with $103 million in cash, trading securities and temporary investments.

On March 31, 2009, we utilized $60 million of our cash to acquire the global Infusium 23 hair care business from The Procter Gamble Company.  The impact on Infusium 23 business will be reflected in our results of operations beginning in the first quarter of fiscal 2010.  We’ll be reporting 2 months of the sales from Infusium 23 since we did purchase it on March 31.

Our on-going efforts to reduce selling, G&A expenses as a percent of sales are reflected in our results for the full year, and we continue to focus on overall expense reductions.  SG&A expenses for the fourth quarter were $38.9 million or 28.1% of sales compared to $49.9 million or 34.7% of sales for the same quarter of the prior year.  For fiscal 2009, SG&A expenses were $188 million or 30.2% of sales versus $207.8 million or 31.8% of sales for the prior year.

Excluding the impact of specified items, our bad debt expense, our foreign exchange gains our losses and insurance claim gains, on the SG&A expense, the year-to-date SG&A expenses were $180 million or 28.9% of sales compared to $207.8 million or 31.8% of sales for the prior year, a reduction of 290 basis points or 9.1%.

The underlying improvements in 2009 were primarily the results of reduced personnel expense due to lower incentive compensation costs, a decrease in royalties, sales commissions, outbound freight expense and advertising expenses.

At February 28, 2009, the Company’s balance sheet included stockholders’ equity of $508.7 million or $16.86 per fully diluted share.  During fiscal 2009, we repurchased 574,365 shares of Helen of Troy Limited common stock for $7.4 million or an average purchase price of $12.91 per share.

The domestic retail environment continues to be challenging and is expected to continue that way for a number of quarters.  However, as the business environment begins to improve, we are well positioned to take advantage of our leadership role in our marketplace and categories.

I would now like to turn over our conference call to Tom Benson, our CFO, for a financial review.

Tom Benson:  Thank you, Jerry and good morning everyone.

In the fourth quarter, we experienced a year-over-year sales decline of 3.8%, reflecting the impact of foreign currency fluctuations and difficult macroeconomic conditions on consumer demand.  Gross profit margins declined by 5.3 percentage points year-over-year as a result of higher cost of products out of the Far East and the unfavorable margin impact of the strengthening of the U.S. dollar against foreign currencies in which we transact sales.

Selling, general and administrative expense as a percentage of sales improved by 6.6 percentage points year-over-year.  In the fourth quarter of fiscal 2009, we recorded a non-cash after-tax impairment charge of $99.06 million in the Personal Care segment, which I’ll discuss in further detail shortly.

Excluding these impairment charges and the tax and the benefit of a tax settlement, a gain on litigation and a net operating loss valuation allowance recorded in the same quarter last year, fourth quarter net earnings improved to $11.02 million or 36 cents per fully diluted share compared to $9.81 million or 31 cents per fully diluted share in the year ago quarter.

Please refer to the supplemental scheduled to the press release for a reconciliation of non-GAAP earnings.

During the quarter, we amended our $50 million revolving credit agreement, which extended the maturity date from June 1, 2009 to December 15, 2013 and adjusted certain other terms.

Subsequent to our fiscal yearend, we completed the acquisition of the Infusium 23 business from the The Procter Gamble Company for a purchase price of $60 million funded out of cash on hand.

Net sales for the fourth quarter decreased 3.8% year-over-year.  Net sales were $138.6 million in the fourth quarter of fiscal 2009 compared to $144.1 million in the fiscal fourth quarter of 2008.  This was a decrease of $5.5 million or 3.8%.

The net sales decline reflects the impact of the strengthening of the U.S. dollar against other currencies in which we transact sales, which resulted in a decrease to reported U.S. dollar sales of $5.09 million or 3.5% when compared to the same period last year.  It also reflects deteriorating global economic conditions on the retail environments in most of our markets and a reduction in inventory levels maintained by key retail partners.

Operating income before impairment and gain increased 9.9% in dollar terms year-over-year.  Operating income before impairment and gain was $14.8 million or 10.7% of net sales in the fourth quarter of fiscal 2009 compared to $13.4 million, which is 9.3% of net sales in the prior year fourth quarter.  This represents an increase of $1.3 million or 9.9%.  The increase in operating income before impairment and gain reflects the impact of improvements in selling, general and administrative expenses, partially offset by lower net sales and gross profit margin.

Fourth quarter net earnings decreased by $98.3 million to a loss of $88 million, primarily due to the impairment charges referred to previously.

The net loss for the fourth quarter of fiscal 2009 was $88 million compared to a gain of $10.3 million in the prior year fourth quarter.  This is a decrease of $98.3 million.  The comparison of the fourth quarter loss to the same period last year is impacted by the following items that we do not expect to recur in the normal course of business as detailed in the supplemental schedules to the press release.

As a result of the continued deterioration in macroeconomic conditions, we determined it necessary to perform interim impairment testing of our goodwill and other intangible assets.  As a result of this testing, we recorded after-tax impairment charges of $99.06 million in the fourth quarter of fiscal 2009.

In the fourth quarter of fiscal 2008, we recorded a tax benefit of $1.36 million due to a settlement with the IRS, an after-tax gain on litigation of $102,000 and tax expense of $977,000 associated with the net operating loss valuation allowance.

Net earnings without significant items for the fourth quarter of fiscal 2009 were $11 million, 8% of net sales.  This compares to $9.8 million or 6.8% of net sales in the prior year fourth quarter.  This is an increase of $1.2 million or 12.4%.

Fourth quarter diluted earnings per share was a loss of $2.93 in the fourth quarter of fiscal 2009 compared to a gain of 33 cents in the fourth quarter of fiscal 2008.  This is a decrease of $3.26.  Excluding the significant items referred to previously, diluted earnings per share was 36 cents in the fourth quarter of fiscal 2009 compared to 31 cents in the fourth quarter of fiscal 2008.  This is an increase of 5 cents or 16.1%.

Now, I will provide a more detailed review of various components of our financial performance.  Our Personal Care segment includes the following product lines.

Appliances, products in this group include hair dryers, flat irons, curling irons, thermal brushes, massagers, spa products, foot baths and electric clippers and trimmers.  Key brands in these category include Revlon, Vidal Sassoon, Bed Head, Toni&Guy, Hot Tools, Dr. Scholl’s, Sunbeam, Gold ‘N Hot, Wigo and Health o meter.

Grooming, skin and hair care products are included in the Personal Care segment.  Products in this line include liquid hairstyling and treatment products, men’s fragrances, men’s deodorants, foot powder, body powder and skincare products.  Key brands include Brut, Sea Breeze, SkinMilk, Ammens, Vitalis, Condition 3-in-1, Final Net, Vitapointe and Ogilvie.  The newly acquired Infusium 23 brand will be part of the grooming, skin and hair care line of products.

Brushes and accessories are also included in the Personal Care segment.  Key brands include Revlon, Vidal Sassoon, Bed Head, DCNL and Karina.

Personal Care net sales for the fourth quarter of fiscal 2009 were $94 million compared to $100.1 million in the prior year fiscal quarter.  This represents a decrease of $6.1 million or 6.1%.  The principal factors contributing to the decrease in sales were the continued deterioration of global macroeconomic conditions that began last year and accelerated throughout fiscal 2009, the strengthening of the U.S. dollar against other currencies in which we transact sales, which reduced consolidated sales by $5.09 million year-over-year, most of which impacts the Personal Care segment, product availability issues due to the closure of certain suppliers in the Far East, our reduction in inventories held by key retail partners, and a new product line introduction that did not meet expectations.

Our Housewares segment consists of the OXO business.  OXO is a leader in providing innovative consumer product tools in a variety of areas, including kitchen, cleaning, barbecue, barware, garden, automotive, storage and organization.  Brands that we sell include OXO Good Grips, OXO Steel, OXO SoftWorks and Candela.

The Housewares segment’s net sales for the fourth quarter of fiscal 2009 were $44.6 million compared to $44 million in the fourth quarter of fiscal 2008.  This is an increase of $600,000 or 1.4%.

Unit volume increases were partially offset by average unit price decreases due to shifts in product mix, including significant declines in sales of higher priced trash cans and tea kettles.  Unit volume increases were due to new product and line extensions, particularly our Good Grips POP modular line of food storage containers, growth with existing accounts, and our continued expansion of the U.K. and Japan.

Unit volume was up year-over-year despite the impact of the liquidation of Linens ’n Things.  In addition to the current and future loss of sales, we believe the impact of Linens’ merchandise liquidation negatively affected other competing retailers by diverting consumer purchases to Linens’ deeply discounted merchandise in the third and fourth quarter of fiscal 2009.

Consolidated gross profit for the fourth quarter of fiscal 2009 was $53.7 million, which is 38.7% of net sales, compared to $63.4 million or 44% of net sales in the prior year quarter.  This represents a dollar decrease of $9.7 million and — which is a 15.3% decrease in dollar terms.

Gross profit margin as a percentage of sales decreased by 5.3 percentage points.  The decline in gross profit is due to a reduction of net sales caused by the fluctuation in foreign exchange rates, while our cost of sales were not significantly impacted because we purchased the majority of our inventory in U.S. dollars; the impact of increased product cost sourced from the Far East, driven by higher cost of manufacturing, including the impact of the appreciation of Chinese renminbi with respect to the U.S. dollar and higher raw material labor; and inbound transportation cost for much of the year.

Fourth quarter selling, general and administrative expenses improved 22.1% in dollar terms year-over-year.  SG&A expense for the fourth quarter of fiscal 2009 was $38.9 million, which is 28.1% of net sales compared to $49.9 million or 34.7 of net sales in the prior year quarter.  This represents a decrease of $11 million.  It’s a 22.1% decrease in dollar terms and a 6.6% decrease in percentage points.

The improvement in selling, general and administrative expense as a percentage of sales is due to lower incentive compensation cost, lower advertising expense, lower outbound transportation cost, and lower other general and administrative expenses as a result of cost reduction initiatives.

As a result of the continued deterioration in economic conditions during the second half of fiscal 2009, the Company evaluated the impact of these conditions and other developments on its reporting units to assess whether impairment indicators were present that would require interim impairment testing.  Because the Company’s total market capitalization remained below its consolidated shareholders equity balance for the balance of the fourth quarter of fiscal 2009, the Company determined the events indicated the carrying amount of our goodwill and other intangible assets might not be recoverable and performed interim impairment testing as of February 28, 2009.  As a result of our analysis, we recorded a non-cash pretax impairment charge of $99.5 million in the fourth quarter.

Interest expense for the fourth quarter was $3.4 million, which is 2.4% of net sales, compared to $3.5 million or 2.4% of net sales in the prior year fourth quarter.  This is a decrease in the quarter of $119,000 of interest expense.  The decrease in interest expense is due to lower amounts of debt outstanding in the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008.

Income tax expense for the fourth quarter fiscal 2009 was a tax expense of $126,000 compared to a tax expense of $1.2 million in the prior year fourth quarter.  Fourth quarter income tax was 0.1% of pretax loss compared to 10.4% effective tax rate in the same quarter last year.

We incurred tax expense despite the pretax loss due to the minimal tax benefit of the impairment charges.  Excluding the impairment charges, tax expense for the fourth quarter was 5% of pre-tax earnings for the quarter.

The year-over-year decrease in the effective tax rate after the impairment charges is due to shifts in the mix and the timing of taxable income earned between the various high rate — high tax rate and low tax rate jurisdictions in which we conduct our business.

As some of you may know, President Obama is proposing new international tax legislation and has announced his intent to support other proposals such as the Stop Tax Haven Abuse Act sponsored by Senator Levin and Congressman Doggett.  Similar legislation has been proposed in the past and we are actively monitoring the potential impact of the proposals, individually and in the aggregate and developing our strategy.  It is too early to determine the potential impact on our Company, if any, as there are many moving parts and a definitive direction is not evident at this point.

I will now discuss our financial position.  Our cash, trading securities and temporary investment balance was $103.2 million at February 28, 2009 compared to $121.7 million at February 29, 2008, and we had no borrowings on our $50 million revolving line of credit.

Our long-term investment balance was $20 million at February 28, 2009 compared to zero at February 28, 2008.  Accounts receivable were $103.5 million at February 28, 2009 compared to $105.6 million at February 28, 2008.  Accounts receivable turnover improved to 68.3 days at February 28, 2009 from 69.3 days at February 28 — I am sorry, February 29, 2008.

Inventories at February 28, 2009 were $169.8 million compared to $144.9 million at February 29, 2008.  Inventory turnover declined slightly to 2.3 times at February 28, 2009 compared to 2.4 times at February 29, 2008.  Current inventory levels are higher than normal due to lower sales in the third and fourth quarters of fiscal 2009, and it will take a few quarters to get back to normal levels due to our long sourcing lead time.

Stockholders’ equity decreased $59.7 million to $508.7 million at February 28, 2009 compared to $568.4 million at February 29, 2008, mostly due to the impairment charges referred to previously.

I will now turn it over to Jerry for some additional comments and questions.

Gerald Rubin:  Operator, we will now take all…

Operator:  Thank you very much.  The question-and-answer session will begin now.  If you’re using a using speakerphone, please pick up the handset before pressing any keys.  Should you have a question please press star 1on your touchtone telephone.  Also, if you’d like to withdraw your question, please press star 2.  Your questions will be taken in the order that they are received, and we’ll stand by for the first question.

And the first question will come from Gary Giblen of Goldsmith & Harris.

Gary Giblen:  Hi.  Good morning, Jerry and Tom.

Gerald Rubin:  Good morning.

Gary Giblen:  Following up on the inventories that you mentioned towards the end of your comments, the — is it possible that that would lead to some incremental markdowns to move the high inventories?

Tom Benson:  No.  We’ve evaluated the inventory and it may be a little bit more than normal.  But it’s still you know 2.3 times turns and that will decrease over the next few months.

Gary Giblen:  So it’s all current inventory instead of sales…

Tom Benson:  Right.  It’s current inventory that we’re selling in our planograms with the customers.  So we are long on it.  It’s not discontinued or obsolete.

Gary Giblen:  OK.  Got it.  And then my second question was you know I couldn’t quite tell, are you saying that the macro conditions and destocking and et cetera are getting better or just have stabilized?

Gerald Rubin:  From what we see I think, they are stabilized.  Actually there were a couple of things that happened this year that were different than last year.  Last year many of our large retailers reset their planograms and we shipped their merchandise in February.  For whatever reason, the retailer decided that they weren’t going to begin their planogram change until May, and thusly, we shift in the new the planogram in April.

So that has partially to do with the inventory, but also partially due to sales.  But we believe the planograms that we have going forward with the major retailers will be better than what we had prior, but that starts with the April sales.

Gary Giblen:  So — but — is that you getting good placements or is it the…

Gerald Rubin:  Well, it’s two things, getting better placement on more products, but also eliminating the slow-moving items — they’ve eliminated the slow-moving items and put in what we believe will be better sellers, which I had mentioned.  It usually occurs in February of each year, but the major retailers decided that it would be May, and then we did the shipments in April.

Gary Giblen:  I see.  OK.  And then, finally, should we think of Infusium as a product that will yield corporate average — you know Helen of Troy average-operating margins, and are there any transition expenses of any consequence, like you know just transitioning it over or maybe losing sales if there were accounts that dealt with P&G, but wouldn’t deal with Helen of Troy and that kind of thing.

Gerald Rubin:  OK.  Gary, we believe that Infusium 23 is going to be one of our major brands and drivers for the Idelle Labs division.  As you know we bought it at the end of March.  So we will be reporting in the first quarter only 2 months, and for the year 11 months since we didn’t own it for the first month of the year, P&G did.

But sales for — I can report that sales for the month of April — the first month, we’re on budget.  We didn’t lose any sales because of P&G.  We planned not to lose anything because of P&G, and actually, we believe we can make some inroads into some retailers who didn’t buy the Infusium 23 for whatever reason, but do want it.  So we think Infusium 23 is going to be a major brand for us.

As far as the contribution, as a percentage of profit, because we did not absorb — we did not take over any physical facilities or people from Proctor & Gamble, our projections are that we will make more money percentage-wise on Infusium 23 than the corporate average.  So that’s going to help us out.

And of course, ongoing, it’s about $40 million in sales.  You know we think it’s a feather in our cap that we were able to buy Infusium 23 from Proctor & Gamble because I think it’s going to do very well in the hands of Idelle Labs and Helen of Troy.

Gary Giblen:  That sounds good.  And there’s no transition expenses in terms of getting sales people trained or you know anything that is significant of that kind?

Gerald Rubin:  Actually not, because Idelle Labs has already — their set of reps would sell all the other products, Brut, Vitalis, Sea Breeze and all the other brands.  And so, it’s just going to be incorporated there.  We did add a couple of more people for marketing, but as far as transition costs, no, there was no transition cost.

The only thing that we’re transitioning which we’re doing currently is moving the inventory from the Proctor & Gamble warehouse to our warehouse in Southaven, Mississippi, which we’re able to accommodate without paying any extra for warehouse space.  We’re able to accommodate the Infusium 23.  So there’s a lot of good synergies and we’re looking for a lot of profit from that brand.

Gary Giblen:  And was the brand on a solid positive sales trend coming out of P&G, or was it lagging you know because they were thinking of selling it, I suppose?

Gerald Rubin:  I think it was pretty stable from the year before.  There were years that it was better, but you know at the time we bought it, it was basically stable from the year before.

Gary Giblen:  OK.  Well, good luck with that, and thank you, Jerry.

Gerald Rubin:  Don’t forget to use Infusium 23 shampoo and conditioner.

Gary Giblen:  Yes.  I’ll even learn how to pronounce it.  OK.  Thank you.

Operator:  We will move on to Rommel Dionisio with Wedbush Morgan.

Rommel Dionisio:  Yes.  Good morning.  Jerry, I wonder if you could you talk about the product sourcing for a minute.  You know the tough economy and maybe less demand for goods produced in the Far East, and with raw material prices coming down, are you seeing some benefits there in terms of the product that you are sourcing from the Far East specifically?

Gerald Rubin:  You know yes, we are.  We just finished doing a review of our pricing.  And going forward, for almost all products, we will be buying and sourcing them cheaper than the year before.  But as Tom mentioned to you, we have about 6 or 7 months worth of inventory that we need to go through.  That doesn’t mean that we’re not buying current product at a little lower price.  We are, but to get it all out of the warehouse will take about 6 months.

But the new prices should start showing up with current shipments, but it might — it may not move the needle as much as 6 months from now.  But yes, we are seeing better prices in the Orient due to the plastic prices, and I guess the need to keep the factories busy.

Rommel Dionisio:  Sure.  Just a follow-up question.  You mentioned lower advertising expenses.  Is that probably just due to the fact that ad rates are coming down or are you sort of pulling back from marketing support or a combination of the two?

Gerald Rubin:  OK.  There actually has been — in basic marketing support advertising, there has been no lowering of that advertising cost.  The reason that we had a difference this year over last year is that last year we spent over $5 million to sponsor a NHRA car for Brut, which we felt didn’t generate the increased sales that we thought we should have.

And so, we’ve taken some of that money and putting it into other media advertising, but that one was the big expense that we cut out is we are not sponsoring this year the NHRA car.

Rommel Dionisio:  OK, great.  Thank you, Jerry.

Gerald Rubin:  OK.

Operator:  We will move on to Mimi Noel.

Mimi Noel:  Hi.  Good morning.  I have a couple of questions.  Jerry, related to the SG&A cost decrease, obviously that advertising with the NHA — NHRA car, perhaps that’s something permanent in nature, but among the other items that remain and especially the reduced incentive compensation, which are permanent in nature and which are more variable with sales?

Gerald Rubin:  Well, the — one of the major drivers that we’re seeing now is freight costs from overseas.  We were paying substantial surcharges for fuel that we’re not paying now on the containers that come in.  We’ve been able to get better freight rates coming into the U.S.  We also are getting better freight rates going out.  So that’s one of the major drivers.

Mimi Noel:  OK.

Gerald Rubin:  Lower overhead, we — I guess, we, like every other Company in America, evaluated all of our expenses and decided those expenses that we can live without that we’ve gotten rid of, and those that we need, can we reduce them?  And that’s kind of the overall program.  And they were like you know

20, 30 different items that we looked at — major items that we did cut the overhead.  So I think for the most part most of those will continue for this year.

Mimi Noel:  OK.  That’s helpful.  A couple of more questions if you don’t mind.  What was the failed product introduction that you mentioned in Personal Care?

Gerald Rubin:  Well, it was a specialized line of appliances that we are transitioning into other products right now without losing any shelf space.  We just — it didn’t produce the sales that we thought we would produce.  So we replaced that with other items.

Mimi Noel:  And I’m sorry, you said there was a specialized line of…

Gerald Rubin:  Of hair dryers under the Vidal Sassoon brands.

Mimi Noel:  OK.  And what sort of early plans do you have for Infusium, perhaps restaging it somehow, getting a change in the shelf space?  I notice in most outlets it’s placed at the very top shelf.  And maybe only has about 4 or 5 SKUs at this time.  So what kind of plans do you have?

Gerald Rubin:  OK.  You know we are currently reviewing what Proctor & Gamble did.  And you know based on what we believe and we know will be our gross profit, we plan to spend more money promoting the brand than P&G did, and even then, I think we’re going to be — its going to be very profitable for us.  So very soon you’ll be seeing more national advertising.  We have a big budget for national advertising for them, but that’s built into our P&L.

And as I mentioned before, some of the retailers for whatever reason, major retailers, some of them didn’t have enough SKUs or they didn’t handle it all, are talking to us about handling Infusium 23.  One of the problems in not talking with P&G is that they have a lot of brands and many of them are billion dollar brands and they just cannot support all the brands that they have.  So, of course, they push their most popular multibillion dollar brands and basically neglect other good brands.

And this is one that we feel that — it wasn’t totally neglected, but I would put it in that category.  It has a tremendous potential.  Every place I go in the country, people say I use that Infusium 23 shampoo and conditioner.  It’s the best.  So we have great products, it has a great heritage.  It’s been around for many, many years, and we’ve just planned to promote it more.  And it’s going to be you know one of our major brands in the Idelle Labs division.

Mimi Noel:  OK.  And Tom, where did long-term debt stand at the end of the year?

Tom Benson:  It was $212 million.  And we have $75 million that is coming due in the end of June.  And between our cash on hand and our revolver, we plan on — currently plan on using that to pay it off.

Mimi Noel:  OK.  That’s all I had.  Thank you.

Operator:  Just another quick reminder, that it’s star 1 if you’d like to ask a question.  And we’ll move to Doug Lane of Jefferies.

Per Ostlund:  Per Ostlund for Doug.  Question on the cost of goods.  I don’t know if you’ve parsed this out before, Tom, but can you quantify the impact of the unfavorable foreign exchange in terms of the minus 5.3% on the gross margin side?

Tom Benson:  Well, I think I talked about it on the impact of sales.  I haven’t gone through and calculated, but it impacted sales by — I think it was $5.09 million.  So, I mean, you could do a calculation by adding that back to sales and see where the gross profit came out.

Per Ostlund:  Sure.  That makes sense.  So, with — as has been discussed, we’ve got probably a couple of quarters that we’re going to still be working through the higher cost inventory.  So it’s probably safe to assume that the comparison on that side doesn’t turn materially better till later in the year.  What is your sense as to inventory levels at the retail level at this point.

Tom Benson:  The retailers have been keeping the inventories low.  We think that’s — they’ve adjusted down.  That’s probably not sustainable going forward.  So we don’t see a dramatic decrease in their inventory levels going forward, and maybe at some point, they’ll start increasing them.

Per Ostlund:  Sure…

Tom Benson:  They’ve been working on it for a number of quarters.

Per Ostlund:  OK.  To what extent, do you have a window into the customer point of sale purchasing activity?  Is that kind of — do you suspect that that’s running ahead of the sales into your customers?

Gerald Rubin:  Well you know we get POS from all our major customers on a weekly basis by SKUs, so we’re able to monitor their sales week by week.  And so, we know how much we’re shipping them, of course, and we know what they’re selling.  And so, we know that the inventories are really at a minimum base, not at a maximum base.

So you know as sales increase, they will buy more.  Hopefully, they will buy more just to have more inventory.  But even if they don’t, it’s all based on the sales on the POS.  And we don’t see any big difference between the purchases and the POS.  I mean, they do balance out.

Per Ostlund:  OK.  And maybe one final question, if I may.  Kind of following up to what Mimi was asking about, not to put too fine a point on it, but just looking from a modeling perspective you know obviously the

SG&A control has been quite, quite good.  Is it reasonable that the 28 to 29% as a percentage of sales over the last couple of quarters is sort of where we want to be looking at it as we project out?

Tom Benson:  This is Tom Benson.  I think that as our bottom-line profitability increases, we could see some increase in SG&A because that’s where our incentive compensation is.  So it has come down and there’s a lot of areas in it, but one area that we’ll increase is incentive compensation as the bottom-line improves.

Per Ostlund:  OK.  That makes sense.  Thank you very much.

Gerald Rubin:  You know one thing that I wanted to mention on this call is some of the good things that won’t be reoccurring that were bad the previous year.  And one of them was in the past year we took a $4 million write-off because of Linens’n Things.  That’s, we believe, a one-time event because Linens’n Things is closed up.

And as Tom told you, even though we’ve lost Linens’n Things, which was a major customer of our OXO division, they are showing increased sales.  So those sales from Linens’n Things have gone to other retailers in the country.  But that $4 million was certainly a positive that will not be recurring.

I don’t know if you’ve seen some press release that came from Staples that Staples has — we’ve been working on it over the last year and a half or so that they’re introducing 20 new exclusive office products designed by OXO and handled by Staples.  And so, that’s another positive.  OXO is coming out with between 80 and 100 new products this year that should help increase the sales for the OXO division.  So we’re very, very, positive in looking for increased sales for OXO.

And our Appliance division, as I mentioned, the new planograms have been set.  They are starting in May.  We are looking for increased sales based on the new products that we have.  And of course, Idelle Labs will have a substantial increase in their sales, not only in their current products, but also because of the Ogilvie hasn’t been annualized yet, and also Infusium 23 we’re going to have for 11 months.

You know other things that we hope are very, very positive this coming year are the overseas currency loss that we’ve discussed.  It certainly should be a lot less and not affect us as much as it did last year, and as we talked about certainly lower SG&A as we review all the expenses and look for better prices in the Orient and lower overseas freight and domestic.  And so, overall, we’re very, very positive at — you know looking for a good year for this coming year.

Any other questions?

Operator:  We do have a follow up question from Gary Giblen.

Gary Giblen:  Yes, hi.  I was just wondering can you give us any detail on the brands that were — that incurred goodwill impairment.

Gerald Rubin:  Well you know — and Tom could probably explain it a little better, but in the big picture —on February 28, when they looked at it, the Helen of Troy stock was selling at $10.  And we have $30 million shares outstanding approximately.  So they have — we have a market cap of $300 million.  Everybody — the accountants and everybody said, well, your market — your book value is $600 million, so how can you have $600 million on your books when the market only gives you $300 million?

So, consequently, there’s — they marked it up a little bit and then they said, “No, you need to take a $100 million write-off.” You know it’s not important where we put it, it’s just that based on mainly the price of the stock and because of the difference between the book value and the market cap that we took $100 million write-off.  You know today our stock is $18.  Had it been $18 on February 28, it certainly wouldn’t have been $100 million.  We wouldn’t even be in the category.

The problem is — and I’ve asked you know “Can I get it back?” And they say, No, we look at February 28, we don’t care what happened, we are the auditors, we look at February 28 and what happens if the stock goes to $100, you’ll never get it back.” So you know that’s one of the main reasons.  It’s not important where we put it, it’s just that there’s $100 million write-off because of the big difference.

Now, there is no big difference.  You know we’re — the market cap is probably $550 million and our book value is $506 million, so it has kind of turned around.  So, that’s kind of a quickie answer for you.

Gary Giblen:  Yes.  It’s the stock price more than an assessment of the operating earnings potential of certain brands, because that’s the other thing that…

Gerald Rubin:  That was the main driver is the difference between the $300 million and the $600 million that we had on out books.  But you know had we not taken a $100 million write-off, we — I think we have over $500 million of book value.  And we would have had — it’s not the main driver of the business.  The write-off was non-cash.  It has nothing to do with our ongoing business.  It doesn’t have — mean anything on the ongoing business.

The most important thing is earnings, and as we reported, earnings without the write-off were larger this year than last year.  So we hope that’s a good trend and it will continue for this year.  And because of all the reasons that I told you about you know we are looking very positively towards a good year coming up.

Gary Giblen:  OK, that’s a good understanding.  Thanks, Jerry.

Operator:  We do have a question from Steve Friedman of Wachovia Securities.

Steve Friedman:  Good morning, Jerry and Tom and Bob.  Can you hear me?

Gerald Rubin:  Steve, I’m sorry.  Good morning.

Steve Friedman:  I’m sorry.  Just a little follow-up on your comments on OXO, Jerry.  OXO throughout the entire depressed economy has continued to show stable to increased sales, and I think now, if my rough calculations are correct, believe OXO is approaching 27% of the last year — or the fiscal year just ended sales.

With the Staples announcement that you just talked about, do you continue to see OXO continuing to show the nice increases as well as — I think it’s one of your higher margin products also?

Gerald Rubin:  Steve, we bought OXO, I guess what, about 4 years ago, little bit — maybe over 4 years ago.

Tom Benson:  Two thousand and four.

Gerald Rubin:  Two thousand and four.  So it’s going on 5 years.  And every year that we’ve owned it, the sales have gone up, as you know you can track them very, very nicely.  And this year will not be an exception to that rule.  With the new products that they have and some other things that they are working on and the increased geography, they will have an increased business this year.

Tom Benson:  Steve, this is Tom.  Our arrangement, we have a license arrangement with Staples.  So we will be generating some royalty income out of that.  So it really will not be seen in our sales and gross profit and all of that.  So I don’t want anybody to think that those are going to be OXO sales.  It’s a royalty arrangement.

Gerald Rubin:  But it will be substantial.  But the 100 new products that we plan to put out this year, of course, will increase the sales.  So profitability-wise they are looking for nice increases.

Steve Friedman:  Can you comment, Tom or Jerry, on the royalty arrangements that you have or…

Tom Benson:  No.  And it’s just — the products have just been introduced.  So, I mean we’re not exactly sure exactly what they’re going to do either.  So I think over time we’ll see how successful they are.  We feel we’ve joined forces with a good partner and we’ll see what happens.  But, these are just into the market right now.

Gerald Rubin:  Steve, keep in mind this is just a new area for us.  That’s why I mentioned Staples because they did put out a press release.  These are only 20 products out of 1000 products that OXO currently sells, but I was just trying to tell you that its new business and new product category, and certainly it will be profitable because we’re receiving royalties from them.

Steve Friedman:  Well, one of the things as I said — I rough calculated — OXO is now approximately 27% is — of your total sales.  Do you continue to see that increasing as a percentage of your overall sales?

Gerald Rubin:  Yes, I think it’s — I just did a quick calculation.  Yes — percentage-wise, it will increase next year.

Steve Friedman:  OK.  Thank you very much.

Gerald Rubin:  OK.  Thanks.

Operator:  Gentlemen, there appear to be no further questions at this point.  I’d like to turn things back over to Mr. Rubin for any additional or closing remarks.

Gerald Rubin:  Thank you all very much for listening in for our fourth quarter and yearend results, and looking forward to speaking with you and having you all listen-in for the first quarter conference call.  Thank you all again.

Operator:  That does conclude our conference.  If you wish to access the replay for this call, you may do so by dialing, 1-888-203-1112 with replay passcode 6422056.  Once again, that number is 888-203-1112 with replay passcode of 6422056.

And once again, this concludes our conference call.  Thank you all for your participation.

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